EXHIBIT 10(lxxii)

Execution Version
RETENTION AGREEMENT
THIS RETENTION AGREEMENT (this “Agreement”) is made by and between Anadarko Petroleum Corporation, a Delaware corporation (the “Company”), and Mitchell W. Ingram (the “Executive”), as of November 1, 2015 (“Effective Date”).
WHEREAS, the Company values the contributions of the Executive and desires that the Executive continue his employment at least for the two year period ending on November 1, 2017 (the “Retention Period”).
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows:
1.Retention Award. Subject to the terms and conditions set forth herein, the Executive is entitled to receive a retention award in the aggregate amount of $800,000 (the “Retention Award”), payable as follows: (a) 50% of the Retention Award ($400,000) is payable in a cash lump sum if the Executive remains continuously and actively employed with the Company (including a subsidiary of the Company) through November 1, 2016; and (b) the remaining 50% of the Retention Award ($400,000) is payable in a cash lump sum if the Executive remains continuously and actively employed with the Company (including a subsidiary of the Company) through November 1, 2017 (November 1, 2016 and November 1, 2017 are each referred to herein as a “Retention Date” and, collectively, as the “Retention Dates”), in each case, less applicable taxes, with payment made within 15 days following attainment of the applicable Retention Date. The Retention Award shall not be treated, to the fullest extent permitted by law, as salary or other compensation for purposes of increasing the amount of benefits under any employee benefit plan or arrangement of the Company or any of its affiliates, including, without limitation, the calculation of severance pay, pension benefits, savings benefits, disability benefits and life insurance benefits.
2.Termination of Employment.
a.Death, Disability, Without Cause or For Good Reason Following a Change of Control. In the event the Executive’s employment with the Company and its affiliates terminates prior to attainment of a Retention Date by reason of (1) the Executive’s death or permanent and total disability (as determined for purposes of eligibility for disability benefits under the Company’s long-term disability plan applicable to the Executive by the applicable administrator of such plan), or (2) the Executive’s “Involuntary Termination” (as defined in the Anadarko Petroleum Corporation Officer Severance Plan, effective as of July 13, 2003) with the Company (including a subsidiary of the Company), (3) a termination of the Executive’s employment by the Company (including a subsidiary of the Company) other than for Cause entitling the Executive to receive benefits under the Key Employee Change of Control Contract by and between the Company and the Executive, dated as of November 1, 2015 (the “COC Agreement”), or (4) a termination by the Executive for Good Reason entitling the Executive to receive benefits under the COC Agreement, then in each case, notwithstanding the continued employment requirement set forth in Section 1 above, the Company will pay to the Executive (or to the Executive’s beneficiary, if applicable) any unpaid portion of the Retention Award, less applicable taxes, on the 60th day following the date that the Executive’s employment terminates due to one of the events specified in this Section 2(a), subject to Sections 2(c) and 9 below.
b.Other Terminations of Employment. In the event the Executive’s employment with the Company and its affiliates terminates prior to attainment of a Retention Date for any reason other than due to one of the events specified in Section 2(a), then the Executive shall immediately forfeit any and all rights to any unpaid portion of the Retention Award.
c.Release. Payment of any amount pursuant to Sections 2(a)(2), 2(a)(3) and 2(a)(4) hereof is subject to the Executive’s (1) proper execution and return to the Company, on or before the Release Expiration Date, and non-revocation in the time provided to do so, of a full general release in a form acceptable to the Company, releasing all claims, known or unknown, that the Executive may have against the Company, its affiliates, and their respective stockholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans), including those arising out of or in any way related to the Executive’s employment or termination of employment with the Company and its subsidiaries (the “Release”); and (2) continued compliance with the requirements of Sections 3, 4, 5 and 6 of this Agreement. The Executive acknowledges and understands that the Executive shall not be entitled to any payments pursuant to Section 2(a)(2), 2(a)(3) or 2(a)(4) if he does not timely execute the Release or if he timely revokes the Release.
d.Definitions. For purposes of this Agreement:
(i)“Cause” shall have the same meaning as “Cause” under Section 5(b) of the COC Agreement. In addition, “Cause” shall also mean fraud or embezzlement relating to the Company or any of its affiliates, as determined by the same process as provided in Section 5(b) of the COC Agreement. For the avoidance of doubt, an elimination of Executive’s position by the Company that results in Executive’s loss of employment shall be treated as an “Involuntary Termination” or a termination other than for Cause, as applicable, for purposes of this Agreement.
(ii)“Good Reason” shall have the same meaning as “Good Reason” under Section 5(c) of the COC Agreement and, for the avoidance of doubt, in order to constitute Good Reason for purposes of this Agreement, any event alleged to constitute Good Reason must occur only following a Change of Control (as defined in Section 2 of the COC Agreement).
(iii)“Release Expiration Date” shall mean that date that is at least 21 days following the date upon which the Company delivers the Release to the Executive (which shall occur no later than seven days after the Executive’s date of termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is at least 45 days following such delivery date.

3.Confidential Information. For purposes of clarity and as an acknowledgment of the Executive’s current and continued obligations under the Company’s Code of Business Conduct and Ethics and general corporate law, the Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained or learned by the Executive during the Executive’s employment by the Company, its predecessors, or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (referred to herein as “Confidential Information”). Following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it. Also, within five (5) days after the termination of the Executive’s employment for any reason, the Executive shall return to Company all documents and other tangible items containing Company information which are in the Executive’s possession, custody or control, including all electronic data and records containing Confidential Information. Nothing herein will prohibit the Executive from: (a) disclosing any Confidential Information when compelled to do so by law; (b) reporting possible violations of applicable law to any governmental agency or entity; or (c) making other disclosures that are protected under the whistleblower provisions of applicable law (including disclosures made in a manner described in Section 21F(h)(l)(A) of the Securities Exchange Act of 1934, as amended).
4.Nonsolicitation. As part of the consideration for the Retention Award to be paid to the Executive hereunder; to protect the Confidential Information that has been and will in the future be disclosed or entrusted to the Executive, the business good will of the Company and its affiliates that has been and will in the future be developed in the Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to the Executive by the Company and its affiliates; and as an additional incentive for the Company to enter into this Agreement, the Company and the Executive agree to the nonsolicitation obligations herein. The Executive shall not, directly or indirectly for the Executive or for others, in any geographic area or market where the Company or any of its affiliates are conducting any business or have during the previous twelve months conducted such business, induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company, unless such employee has terminated employment with the Company and its affiliates before such solicitation. These nonsolicitation obligations shall apply during the period that the Executive is employed by the Company and during the one-year period commencing on the date of the Executive’s termination of employment for any reason. Notwithstanding the foregoing, the provisions of this Section 4 shall not restrict the ability of the Company to take actions with respect to the employment or the termination of employment of any of its employees, or for the Executive to participate in any such actions in his capacity as an officer of the Company.
5.Non-Disclosure. By accepting this Agreement, the Executive agrees not to disclose, in whole or in part, any of the terms of this Agreement or the existence of this Agreement, except to the extent (a) otherwise required by law or (b) as may be disclosed publicly by the Company. This Section 5 does not prohibit the Executive from disclosing the terms of this Agreement to his spouse or to his legal, tax or financial advisor, provided that the Executive takes all reasonable measures to assure that the terms of this Agreement are not disclosed to any other third party, except as otherwise required by law. If the Executive violates the terms of this Section 5, the Executive will be ineligible to receive any and all of the unpaid Retention Award under this Agreement.
6.Enforcement and Remedies. The Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by the Executive, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from the Executive and his agents involved in such breach and remedies available to the Company pursuant to this and other agreements with the Executive.
7.Reformation and Severability. It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in Sections 3, 4, 5 and 6 to be reasonable and necessary to protect the proprietary information of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. Further, if a court of competent jurisdiction determines that any other provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
8.No Right To Employment. Nothing in this Agreement provides or shall be construed as providing the Executive with any right to employment or continued employment with the Company or any of its subsidiaries, and Company (including a subsidiary of the Company) may terminate the employment of the Executive at any time.
9.Section 409A of the Internal Revenue Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code, as amended, and the Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent; however, the Company makes no representations that payments and benefits provided under this Agreement are exempt from or compliant with Section 409A and in no event shall the Company be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. For purposes of Section 409A, any installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding any provision herein to the contrary, if any payment provided for herein would be subject to additional taxes and interest under Section 409A if the Executive’s receipt of such payment is not delayed until the earlier of (a) the date of the Executive’s death or (b) the date that is six months after the date of the Executive’s termination of employment with the Company and its subsidiaries (such date, the “Section 409A Payment Date”), then such payment shall not be provided to the Executive (or the Executive’s estate, if applicable) until the Section 409A Payment Date. For all purposes of this Agreement, the Executive shall be considered to have terminated employment with the Company and its subsidiaries when the Executive incurs a “separation from service” with the Company (including a subsidiary of the Company) within the meaning of Section 409A.
10.Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by facsimile with printed confirmation, via email with acknowledgement, or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:    Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380

Attention: Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
If to the Executive:    Mitchell W. Ingram
6 Brunswick House
Parrs Way
London W6 9LH
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
11.Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without reference to principles of conflict of laws.
12.No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
13.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
14.Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
15.Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
16.Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

17.Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.
18.Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.
19.Term. This Agreement has a term co-extensive with the Retention Period. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Sections 3, 4, 5 and 6 shall survive any termination of the employment relationship and/or of this Agreement.
20.Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written, to be effective as of the Effective Date.

ANADARKO PETROLEUM CORPORATION

By:	/s/ R. A. Walker
Name:	R. A. Walker
Title:	Chairman, President and Chief
Executive Officer

EXECUTIVE

/s/ Mitch W. Ingram
Mitchell W. Ingram

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